Exhibit 99.1

SMARTRENT, INC. INSIDER TRADING POLICY

As amended and restated effective as of January 24, 2023

This Insider Trading Policy (this “Policy”) describes the standards of SmartRent, Inc. and its subsidiaries (collectively, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: Part I prohibits trading in certain circumstances and applies to all of the Company’s directors, officers, and employees and their respective immediate family members; and Part II imposes special additional trading restrictions and applies to the Company’s (i) directors, (ii) executive officers, and (iii) employees listed on Exhibit B hereto (collectively, the “Insiders”).

PART I

Section 1. Applicability. This Policy applies to all of the Company’s employees, directors, officers, and consultants, their family members, and entities over which such individuals have or share voting or investment control. This Policy also applies to any other person who receives material non-public information from any Insider or is otherwise designated by the Company as a Compliance Officer (as defined below). For purposes of this Policy, “family members” include people who live with you, or are financially dependent on you, and also include those whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship through the first trading day after any material non-public information in your possession has become public or is no longer material. Each employee, officer, consultant, and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

Section 2. General Policy: No Trading or Causing Trading While in Possession of Material Non-Public Information.

A.
No person subject to this Policy may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non-public information (as defined in Section 3 below) about the Company.

B.
No person subject to this Policy who knows of any material non-public information about the Company may communicate that information to “tip” any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know,” even if they are subject to this Policy, as well as when communicating with family, friends, and others not associated with the Company. To avoid the appearance of impropriety, refrain from discussing the Company’s business or prospects or making recommendations about buying or selling the Company’s securities or the securities of other companies with which the Company has a relationship. Inquiries about the Company should be directed to the Investor Relations team.

C.
No person subject to this Policy may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No person subject to this Policy who knows of any such material non-public information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

D.
For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, a Compliance Officer.

E.
Insiders must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II below.

Section 3. Definitions.

A.
Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
B.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
1.
significant changes in the Company’s prospects;

2.
significant write-downs in assets or increases in reserves;
3.
developments regarding significant litigation or government agency investigations;
4.
liquidity problems;

5.
changes in earnings estimates or unusual gains or losses in major operations;
6.
major changes in the Company’s management or the Board of Directors (the “Board”);
7.
changes in dividends;

8.
extraordinary borrowings;

9.
major changes in accounting methods or policies;

10.
award or loss of a significant contract;

11.
cybersecurity risks and incidents, including vulnerabilities and breaches;

12.
changes in debt ratings;
13.
proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

14.
offerings of Company securities.
C.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on the stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non- public information is material, you should presume it is material. If you are unsure whether information is material, you should either consult a Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

D.
Non-Public. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the first trading day after the information was publicly disclosed before you can treat the information as public.

E.
Nonpublic information may include:

1.
information available to a select group of analysts or brokers or institutional investors;

2.
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

3.
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

F.
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with a Compliance Officer or assume that the information is non-public and treat it as confidential.

Section 4. Compliance Officer. The Company has designated Insider Trading Compliance Officers (each, a “Compliance Officer”). The duties of each Compliance Officer will include the following:

A.
administering, monitoring, and enforcing compliance with this Policy;

B.
responding to all inquiries relating to this Policy;

C.
designating and announcing special trading blackout periods during which no Insiders may trade in Company securities;

D.
providing copies of this Policy and other appropriate materials to all current and new directors, officers, and employees, and such other persons as a Compliance Officer determines have access to material non-public information concerning the Company;
E.
administering, monitoring, and enforcing compliance with federal and state insider trading laws and regulations;
F.
assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5, and 144 and Schedules 13D and 13G;

G.
maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5, and 144 and Schedules 13D and 13G;

H.
revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations; and
I.
maintaining the accuracy of the list of Section 16 Individuals as set forth on Exhibit A and the list of Insider Employees as set forth on Exhibit B, and updating such lists periodically as necessary to reflect additions or deletions.

Compliance Officers may designate one or more individuals who may perform the Compliance Officer’s duties in the event that a Compliance Officer is unable or unavailable to perform such duties. In fulfilling duties under this Policy, the Compliance Officers shall be authorized to consult with the Company’s outside legal counsel.

Section 5. Only Designated Company Spokespersons Are Authorized to Disclose Material Non-Public Information. U.S. federal securities laws prohibit the Company from selectively disclosing material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material non-public information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to the Investor Relations team.

Section 6. Employees Must Follow Company Communications Guidelines. Employees must follow the SmartRent Disclosure and Regulation FD Policy when communicating about the Company, including via social media or other Internet posting.

Section 7. Other Transactions in Company Securities; Certain Exceptions to Policy.

A.
General Rule. This Policy applies to all transactions in the Company’s securities, including any securities the Company may issue from time to time, such as preferred stock, warrants, and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange- traded options.

B.
Employee Benefit Plans.

1.
Equity Incentive Plans. The trading restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards, including “same-day sale” or cashless exercise of Company stock options.

2.
Employee Stock Purchase Plans. The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while in the possession of material non-public information. Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.

C.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

D.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Section 8. Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Disclosure Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to a Compliance Officer or the Audit Committee of the Board (the “Audit Committee”), as the SEC can seek civil penalties against the Company, and its directors and supervisory personnel for failing to take appropriate steps to prevent illegal trading. Upon learning of any such violation, a Compliance Officer or the Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material non-public information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Section 9. Company May Suspend All Trading Activities by Employees. In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time, the Company may impose a “blackout” period during which some or all employees may not buy or sell Company securities. A Compliance Officer will impose such a blackout period if, in his or her judgment, there exists non-public information that would make trades by the Company’s employees (or certain employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, do not disclose its existence to anyone.

Section 10. Violations of Insider Trading Laws or this Policy Can Result in Severe Consequences

A.
Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.
Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer, or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

Section 11. This Policy Is Subject to Revision. The Company may change the terms of this Policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes.

Section 12. All Persons Must Acknowledge their Agreement to Comply with this Policy. This Policy will be available on the Company’s internal website, delivered to all persons subject to this Policy upon adoption, and to all new other persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each such person must sign an acknowledgment that he or she has received a copy and agrees to comply with this Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Section 13. PART II

Section 14. Executive Officers, Directors, and Certain Named Employees are Subject to Additional Restrictions.

A.
Section 16 Insiders. The Company has designated those persons listed on Exhibit A (each a “Section 16 Insider”) as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B.
Insider Employees. The Company has designated those persons listed on Exhibit B (“Insider Employees”) as employees who have frequent access to material non-

public information concerning the Company. The Company will amend Exhibit B from time to time as necessary to reflect the addition and departure of Insider Employees.

C.
Additional Restrictions. Because Section 16 Insiders and Insider Employees regularly possess material non-public information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in this Part II. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

Section 15. Trading Window. Any trade by an Insider that is subject to this Policy will be permitted only during an open “trading window.” Even when the trading window is open, all Company personnel are prohibited from trading in Company securities while in possession of material non-public information. The trading window generally opens following the close of trading on the first full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the 16th day of the last month of a fiscal quarter. In addition to when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material non-public information. A Compliance Officer will advise Insiders when the trading window opens and closes.

Section 16. Trade Pre-Clearance Required. As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to this Policy or transactions pursuant to a Trading Plan (as defined below) authorized by a Compliance Officer, must be pre-cleared by a Compliance Officer. This requirement is intended to prevent inadvertent violations of this Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders, and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted on the form attached hereto as Exhibit C to a Compliance Officer at least two business days in advance of each proposed transaction. If the Insider does not receive a response from a Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received. Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade.

Section 17. Pre-Clearance of Rule 10b5-1 Trading Plans Required. Pre-clearance is required for the establishment of a documented trading plan (the “Trading Plan”) under Rule 10b5-1 (“Rule 10b5-1”) at least five full trading days prior to entry into or modification of the Trading Plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Trading Plan. All Section 16 Insiders must immediately report the results of transactions effected under a Trading Plan to a Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade. Notwithstanding the foregoing, any transactions by a Compliance Officer who is also an Insider shall be subject to pre-clearance by another Compliance Officer, the Chief Financial Officer or, in the event of their unavailability, the Chief Executive Officer.

Section 18. Hardship Exemptions. Compliance Officers may, on a case by case basis, authorize a transaction in Company securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to a Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material non-public information concerning the Company. The existence of the foregoing procedure does not in any way obligate a Compliance Officer to approve any hardship exemption requested by an Insider.

Section 19. Brokers. All Insiders must ensure that their broker does not to execute any transaction for the Insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with a Compliance Officer that the transaction has been pre-cleared.

Section 20. Reporting of Transactions Required. To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Trading Plan under Rule 10b5-1, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to a Compliance Officer, and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:

•
transaction date (trade date);
•
number of shares involved;
•
price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees);

•
for stock option exercises, the specific option exercised; and
•
contact information for the broker who executed the transaction.

The transaction details must be reported to a Compliance Officer, with copies to Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

Section 21. Oversight by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) will be responsible for monitoring and recommending any modification to this Policy, if necessary or advisable, to the Board. The Governance Committee will also review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board.

Section 22. Named Employees Considered Insiders. The Governance Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Part

II. Insiders shall include persons subject to Section 16 and such other persons as the Governance Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material non-public information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

Section 23. Special Guidelines for Rule 10b5-1 Trading Plans. Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions that meet all of the enumerated criteria below:

A.
The transaction must be made pursuant to a documented Trading Plan entered into in good faith that complies with all provisions of Rule 10b5-1, including, without limitation:

1.
Each Trading Plan adopted by a Section 16 Insider must provide that trading under the plan cannot begin until the later of: (a) ninety days after the adoption of the Trading Plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted.

2.
Each Trading Plan adopted by a Section 16 Insider must include a representation in such Trading Plan certifying, at the time of adoption, that the adopting Section 16 Insider (a) is not aware of material non-public information about the Company or its securities; and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

3.
Each Trading Plan adopted by a person other than a Section 16 Insider must provide that trading under the plan cannot begin until the later of: (a) thirty days after the adoption of the Trading Plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10- K for the fiscal quarter in which the plan was adopted.

4.
Each Trading Plan must:

a.
specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or

b.
include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.

5.
Each Trading Plan must prohibit the Insider and any other person who possesses material non-public information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
B.
Prior to adopting a Trading Plan, any Section 16 Insider entering into such Trading Plan must submit the certification on the form attached hereto as Exhibit D to a Compliance Officer at least two business days in advance of adopting such Trading Plan, certifying that: (a) he or she is not aware of material non-public information about the Company or its securities; and (b) he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
C.
Each Trading Plan must be authorized prior to the effective time of any transactions under such Trading Plan by a Compliance Officer (or, if revised or amended, such revisions or amendments must be authorized during an open trading window in advance of any subsequent transactions). The Company reserves the right to withhold authorization of any Trading Plan that a Compliance Officer determines, in his or her sole discretion,

1.
fails to comply with Rule 10b5-1,

2.
exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation, or law,

3.
creates any appearance of impropriety,

4.
fails to meet the guidelines established by the Company, or

5.
otherwise fails to satisfy review by a Compliance Officer for any reason, in the sole discretion of such Compliance Officer.

D.
Any modifications to the Trading Plan or deviations from the Trading Plan without prior authorization of a Compliance Officer is a violation of this Policy. Any such modifications or deviations are subject to the authorization of a Compliance Officer in accordance with Section C above.

E.
Each Trading Plan must be established at a time when the trading window is open and the person is not in possession of material non-public information.
F.
No Insider may (i) adopt a new Trading Plan, or (ii) enter into a single trade plan (i.e., a plan to affect the purchase or sale of the total amount of securities in a single transaction where the agent’s future trades do not depend on events or data unknown at the time the plan is entered into, and it is not reasonably foreseeable that the plan might result in multiple transactions when the plan is entered into), if such Insider already has another Trading Plan outstanding (each, a “Pre-Existing Trading Plan”); provided, however, that the Insiders may transact directly with the Company while there is a Pre-Existing Trading Plan (the “Prohibition on Overlapping Trading Plans”). Below is a list of exceptions to the Prohibition on Overlapping Trading Plans:

1.
Trades with Different Broker-Dealers under a Single “Plan”: Insiders may use multiple brokers, through a series of separate contracts with different broker-dealers or agents acting on behalf of the Insider (other than the Company), to execute trades under a single Trading Plan that covers securities held in different accounts, if each contract, when taken together as a whole, meets all of the requirements of Rule 10b5-1. Any modification of one plan, contract or arrangement will be treated as a modification of the other contracts that are part of the single Trading Plan.

2.
Consecutive 10b5-1 Plans: An Insider may maintain two separate Trading Plans at the same time if trading under the later-commencing Trading Plan is not authorized to begin until after all trades under the Pre-Existing Trading Plan are completed or expired. This exception is not available if the first trade under the later Trading Plan is scheduled to occur during the “cooling off period” described in Section 22A applicable to the later Trading Plan had it been adopted on the date the Pre-Existing Trading Plan terminated.

3.
“Sell-to-Cover” Transactions: Insiders may have a second Trading Plan in addition to the Pre-Existing Trading Plan if the Trading Plan only authorizes qualified sell-to-cover transactions that instruct the Insider’s agents to sell securities in order to satisfy tax withholding obligations at the time an award vests.
G.
Each Trading Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701, and Section 16(b), applicable to securities transactions under the Trading Plan by the Insider.

H.
Each Trading Plan must provide for the suspension of all transactions under such Trading Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

I.
None of the Company, the Compliance Officers, nor any of the Company’s officers, employees, or other representatives shall be deemed, solely by their authorization of a Trading Plan, to have represented that any Trading Plan complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if such Trading Plan fails to comply with Rule 10b5-1.

Section 24. Certain Types of Transactions Are Prohibited.

A.
Short Sales. Short sales of Company securities are prohibited, as short sales evidence the seller’s expectation that Company securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve Company performance. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales.
B.
Publicly Traded Options. Transactions in puts, calls, or other derivative securities involving Company stock are prohibited, as such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of the Company’s long-term objectives.

C.
Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards, and other derivative instruments) are prohibited, as such transactions allow you to continue to own Company securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.

D.
Margin Accounts and Pledges. Directors, officers, employees and consultants are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, without obtaining prior approval. An exception to this prohibition may be granted where a person represents to the Company that (a) they have the financial capacity to repay the loan without resort to the pledged securities or the securities subject to the margin account, (b) the securities pledged, or subject to the margin account, do not represent more than 50% of the total securities beneficially owned by such person, and (c) the loan, pledge or margin account arrangements does not contain provisions requiring automatic or forced sales prior to notice and a cure period of not less than three (3) business days. Unless waived by the Company, any person who wishes to pledge Company securities as collateral for a loan, or hold Company securities in a margin account, must submit a request for approval to the Chief Legal Officer sufficiently far enough in advance of the proposed execution of documents evidencing the proposed arrangement to permit an adequate amount of time to consider the request. Notwithstanding the pre-clearance of any request, any pledged securities will not count for purposes of any Company minimum stock ownership guidelines and the

Company assumes no liability for the consequences of any transaction made pursuant to such request.

E.
Short-Term Trading. Executive officers and directors who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short- term stock market performance, instead of the Company’s long-term business objectives, and may result in the disgorgement of any short swing profits.

EXHIBIT A SECTION 16 INSIDERS

(AS OF JANUARY 6, 2023)

Name Title

Lucas Haldeman Chairman, Chief Executive Officer & Director Hiroshi Okamoto Chief Financial Officer

Isaiah DeRose-Wilson Chief Technology Officer Brian Roberts Chief Legal Officer

Robyn Young Chief Marketing Officer

Alana Beard Directors

Robert Best Director

Bruce Strohm Director

Fred Tuomi Director

John Dorman Director

Ann Sperling Director

EXHIBIT B INSIDER EMPLOYEES

(AS OF JANUARY 6, 2023)

Name Title

Lucas Haldeman Chief Executive Officer

Hiroshi Okamoto Chief Financial Officer Isaiah DeRose-Wilson Chief Technology Officer Sarah Roudybush Chief of Staff

Brian Roberts Chief Legal Officer

Robyn Young Chief Marketing Officer

Demetrios Barnes EVP, Client Engagement

Mitchell Karren EVP, Corporate Development

Heather Auer Senior Vice President, Human Resources

Daryl Stemm Senior Vice President, Finance

Justin Lesko Director of Partnerships

Mike McDonald Vice President, Accounting and Finance

Jordan Hymas Controller

Lauren Warddrip Senior Financial Analyst

Denise Furrer Executive Administrative Assistant

Kristen Lee Vice President & Deputy General Counsel

Terry Danner EVP, Sales

Joseph Westlake EVP, Product

Amanda Chavez Director, Corporate Communications

Nate Stormer Chief Creative Officer & VP Design

Wyron Bobis Senior Vice President, Operations

Annalise Lasater VP, Investor Relations

Sebastian Popovic CEO, Tri Plus Grupa

EXHIBIT C

FORM OF PRECLEARANCE REQUEST AND APPROVAL

(Under the Company’s Insider Trading Policy)

The undersigned hereby requests approval of the following transaction in the shares of common stock of SmartRent, Inc. (the “Company”).

_____ A transaction to purchase _____ shares/dollars of common stock of the Company.

_____ A transaction to sell _____ shares/dollars of common stock of the

Company.

The undersigned understands and agrees that:

•
☐ This request is made, and approval is given, under the Company’s Insider Trading Policy (the “Policy”').

•
☐ This transaction is for my own account and not a transaction for a family member as described in the Policy.

•
☐ Any limit order that may be given to a broker must either be consummated or cancelled before the close of the trading window (noted below) during which this approval is given.

•
☐ If the undersigned is a Section 16 reporting person, a Compliance Officer of the Company may request from the undersigned’s broker, and the undersigned’s broker is authorized to provide directly to a Compliance Officer or his designees, information regarding each transaction of the undersigned in the shares of the Company’s common stock executed by the broker for reporting and compliance purposes under Section 16 of the Securities Exchange Act of 1934, as amended.

(Signature) Print Name: Date:

This transaction has been approved for the trading window commencing and ending, unless closed earlier in accordance with the terms of the Policy. By:

[●]

Date:

EXHIBIT D

FORM OF RULE 10b5-1 CERTIFICATION

(Under the Company’s Insider Trading Policy)

Prior to entering into a Rule 10b5-1 Trading Plan (the “Plan”), the undersigned hereby certifies to SmartRent, Inc. (the “Company”) the following:

• ☐ The undersigned is not aware of material non-public information about the Company or its securities.

• ☐ The undersigned is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

• ☐ The undersigned will act in good faith throughout the duration of the Plan comply with the requirements of Rule 10b5-1.

(Signature) Print Name: Date: